Exhibit 10.37

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 11, 2023 (the “Effective Date”), by and between Rite Aid Corporation, a Delaware corporation (the “Company”), and Matthew C. Schroeder (the “Executive”).

WHEREAS, Executive is currently employed by the Company pursuant to that certain Employment Agreement, dated as of August 21, 2000, and amended as of March 12, 2019, by and between Executive and the Company (the “Prior Agreement”); and

WHEREAS, Executive desires to continue to provide the Company with his services and the Company desires to continue to employ Executive in the capacity of Chief Financial Officer on the terms and subject to the conditions set forth herein, and by entering into this Agreement, Executive waives any and all claims Executive may have to terminate Executive’s employment for Good Reason (as defined in the Prior Agreement or this Agreement) on the basis of Executive’s entry into this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Term of Employment.

The term of Executive’s employment under this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5 below, shall continue until terminated in accordance with Section 5 (the “Term”). For purposes of this Agreement, except as otherwise provided herein, the phrases “year during the Term” or “during any year of the Term” or similar language shall refer to each 12-month period commencing on the Effective Date or applicable anniversaries thereof.

2.Position and Duties.

2.1Generally. During the Term, Executive shall continue to serve as the Chief Financial Officer and shall have such officer level duties, responsibilities and authority as are customary for this position and shall have such other officer level duties, responsibilities and authorities as shall be reasonably assigned by the Company from time to time consistent with such position. Executive shall devote substantially all of Executive’s business time, attention, knowledge and skills faithfully and to the best of Executive’s ability, to the duties and responsibilities reasonably assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners. Executive shall report to the Chief Executive Officer. Contemporaneously with termination of Executive’s employment with the Company for any reason, Executive shall automatically resign from all offices and positions Executive holds with the Company or any subsidiary without any further action on the part of Executive or the Company.

2.2Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall prelude Executive from engaging in the following activities: (i) serving on the board of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Company’s approval, which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs, provided that Executive’s activities pursuant to clauses (i), (ii) or (iii) do not violate Sections 6 or 7 below or materially interfere with the proper performance of Executive’s duties and responsibilities under this Agreement. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time reasonably establish for officers of the Company or similarly situated employees generally.

3.Compensation.

3.1Base Salary. During the Term, as compensation for Executive’s services hereunder, Executive shall receive a salary at the annualized rate of $789,173 per year (“Base Salary” as may be increased from time to time), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2Annual Performance Bonus. Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time. Executive’s annual target bonus opportunity pursuant to such plan (the “Annual Target Bonus”) shall equal 100% of the Base Salary in effect for Executive as of the beginning of such fiscal year. Payment of any bonus earned shall be made in accordance with the terms of the Company’s annual bonus plan as in effect for the year for which the bonus is earned.

3.3Equity Awards. Executive will be eligible to participate during the Term in the Company’s Long Term Incentive Plan (“LTIP”). Executive’s target long term incentive opportunity shall be 250% of Executive’s Base Salary. In the discretion of the Board, on each regular grant date occurring during the Term, Executive will be granted long-term incentive awards under the Company’s Amended and Restated 2020 Omnibus Equity Incentive Plan or any successor plan thereto, pursuant to the LTIP valued at 250% of Base Salary calculated in a manner consistent with and containing the same terms and conditions as other senior executives of the Company.

4.Additional Benefits.

4.1Employee Benefits. During the Term, Executive shall be entitled to participate in the employee benefit plans (including, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage and 401(k) plans) in which senior executive employees of the Company are generally eligible to participate, subject to satisfaction of any eligibility requirements and the other generally applicable terms of such plans. Nothing in this Agreement shall prevent the Company from amending or terminating any employee benefit plans of the Company from time to time as the Company deems appropriate.

4.2Expenses. During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, including without limitation, travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect (the “Code”).

4.3Vacation. Executive shall be entitled to take paid vacation during each year of the Term without any limitation thereon, subject to the reasonable business needs of the Company. Paid time off shall not accrue or carry over from year to year or be paid out in lieu of use thereof upon termination of employment, except to the extent required by applicable law.

4.4Automobile Allowance. During the Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month.

4.5Annual Financial Planning Allowance. During the Term, the Company shall provide Executive with an annual financial planning allowance in the amount of $5,000.00.

4.6Indemnification. The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of Executive’s employment with and service as an officer of the Company, and (b) pay all reasonable costs, expenses and attorney’s fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive’s undertaking to repay in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company. Following termination (except for termination by the Company for Cause (as defined below)) of Executive’s employment or service with the Company or any subsidiaries of the Company, the Company shall cause any director and officer liability insurance policies applicable to Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment.

5.Termination.

5.1Termination of Executive’s Employment by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause. Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof. “Cause” as determined in reasonable good faith by a committee comprised of three (3) senior officers (one of which shall be Executive’s supervisor) of the Company, shall mean (i) Executive’s willful misconduct in the performance of the duties or responsibilities of his position with the Company or any subsidiary, or refusal to timely carry out any material lawful directive of the Chief Executive Officer; (ii) Executive’s misappropriation of any material funds or property of the Company or any subsidiary; (iii) the commission by Executive of a material act of fraud toward the Company or any subsidiary; or (iv) the improper use or willful disclosure by Executive of any confidential or proprietary information of the Company, or any subsidiary in violation of any confidentiality or proprietary agreement to which Executive is a party that causes, or is reasonably expected to cause, material injury to the Company, in each case, that is not cured (if possible of cure) to the reasonable satisfaction of the Board of Directors of the Company (the “Board”), or the Compensation Committee thereof, within thirty (30) days after the Company’s written notice to Executive specifying the failure. For purposes of this definition, no failure or refusal on the part of Executive shall be deemed “willful” if done, or omitted to be done, by Executive in the reasonable belief that his failure or refusal was in the best interest of the Company or that the requested act was unlawful.

5.2Compensation upon Termination by the Company for Cause or by Executive without Good Reason. In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)Executive shall be entitled to receive (i) all amounts of earned but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination ((i), (ii) and (iii), the (“Accrued Benefits”)), with the amounts set forth in clauses (i) and (ii) to be paid within thirty (30) days of the termination date or such earlier date as may be required by applicable law. All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this subsection (a) or (b) below.

(b)Any portion of any restricted stock or any other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of the termination date and any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination shall immediately terminate as of such date.

Any termination of Executive’s employment by Executive voluntarily without Good Reason shall be effective upon a thirty (30) day notice to the Company or such earlier date as the Company determines in its discretion and designates in writing. A termination of Executive’s employment by the Company for Cause or by Executive other than for Good Reason shall not constitute a breach of this Agreement.

5.3Compensation upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason. Executive’s employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two times the sum of Executive’s Base Salary plus Annual Target Bonus as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two (2) years following the date that the release of claims (referred to below) becomes irrevocable (provided, if as of the date of termination the release of claims could become irrevocable in either of two taxable years of Executive, payments shall not commence before the first day of the later such taxable year), and (iii) continued health insurance coverage for Executive and his immediate family for a period of two years following the date of termination of employment (or reimbursement to Executive for the cost of purchasing health insurance coverage substantially comparable to the coverage provided by the Company, excepting payments for such periods that the Company provides such coverage). Executive shall also receive any unpaid annual bonus earned for any completed fiscal year preceding the date of termination, payable in a lump sum within 30 days following the termination date.

(b)The stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of non-performance based restricted stock (“Restricted Stock”) shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination. Such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)In addition, Executive shall also be entitled to receive a pro rata annual bonus for the year of termination determined by multiplying Executive’s then Annual Target Bonus by a fraction, (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365, payable in a lump sum within 30 days following the termination date.

(d)All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall be effective upon thirty (30) days’ written notice thereof or the Company may elect in its sole discretion to reduce or eliminate the notice period and pay Executive’s Base Salary for some or all of the notice period in lieu of notice. A termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason shall not constitute a breach of this Agreement. To be eligible for the payment, benefits and stock rights described in Section 5.3(a)(ii) and (iii), (b) and (c) above, Executive must execute within sixty (60) days of the date of termination, not revoke, and abide by a release (which shall be substantially in the form attached hereto as Appendix A) of all claims, reasonably cooperate with the Company in the event of litigation and comply in all material respects with Executive’s obligations under Sections 6 and 7 below; provided that no breach of this sentence will be deemed to have occurred until the Company has provided written notice to Executive within thirty (30) days of such alleged breach providing reasonable detail of the circumstances of such breach and thirty (30) days for Executive to cure such circumstance in all material respects to the reasonable satisfaction of the Board (or Compensation Committee thereof).

5.4Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following:

(a)any material adverse alteration in Executive’s titles, positions, duties, authorities or responsibilities with the Company or its subsidiaries from those specified in this Agreement, as the same may be augmented from time to time;

(b)the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s status as Chief Financial Officer of the Company; or

(c)including without limitation any decrease in Executive’s Base Salary or Annual Target Bonus opportunity to which Executive has not agreed in writing;

(d)a material breach of this Agreement by the Company; or

(e) a relocation of the geographic location of Executive’s principal place of employment by more than 35 miles; provided, that, a relocation shall not include Executive’s travel for business in the course of performing Executive’s duties hereunder.

provided, however, that Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies) to the Company of the existence of any condition described in any one of the subparagraphs (a), (b), or (c) within thirty (30) days of Executive’s knowledge of the initial existence of such condition, and the Company has not cured the condition within ten (10) days of the receipt of such notice. Any termination of employment by Executive for Good Reason pursuant to Section 5.3 must occur no later than the date that is the three (3) month anniversary of Executive’s knowledge of the initial existence of the condition giving rise to the termination right.

5.5Compensation upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability. In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or Total Disability (as defined below):

(a)Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) continued health insurance coverage for Executive and/or his immediate family, as applicable (or reimbursement to Executive for the cost of purchasing health insurance coverage substantially comparable to the coverage provided by the Company, excepting payments for such periods that the Company provides such coverage), for a period of two years following the date of termination of employment.

(b)All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of Restricted Stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of death or Total Disability as the case may be. Such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed (after application of this Section 5.5(b)) as of the date of termination shall be forfeited as of such date.

(c)All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.5(a) and (b).

“Total Disability” shall mean any physical or mental disability that has prevented Executive from (a)(i) performing one or more of the essential functions of Executive’s position for a period of not less than ninety (90) days in any twelve (12) month period and (ii) that is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of Executive as reasonably determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company’s benefit programs; or (b) reporting to work for ninety (90) or more consecutive business days and being unable to engage in any substantial activity.

5.6Survival. In the event of any termination of Executive’s employment, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.6 and Sections 6 through 10 hereof, which shall survive the expiration of the Term; provided, however, the indemnification obligations in Section 4.6 shall not survive expiration of the Term in the event of termination of Executive’s employment by the Company for Cause.

5.7Change in Control Best Payments Determination. Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this

Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the “Excise Tax”), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than she would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax. For purposes of this Section 5.7, the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company’s expense by independent accountants selected by the Company and Executive (which may be the Company’s income tax return preparers if Executive so agrees), which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 5.7 shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will next be reduced pro-rata. The Company agrees to act in good faith and to use its commercially reasonable best efforts to submit to a shareholder vote a recommendation to approve the portion of the 280G Payments that exceed $1 less than three (3) times Executive’s “base amount” (as defined in Section 280G(b)(5)(3)(A) of the Code) in accordance with Section 280G(b)(5) of the Code, to the extent the Company is eligible to submit a shareholder vote at the applicable time, subject to Executive’s execution of an agreement waiving Executive’s right to receive or such 280G Payments unless otherwise approved by the applicable shareholders. If such shareholder approval is not obtained, then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than she would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax, as described herein.

5.8No Other Severance or Termination Benefits. Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.Protection of Confidential Information.

Executive acknowledges that during the course of Executive’s employment with the Company, its subsidiaries, affiliates and strategic partners, Executive has been, and will continue to be, exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation, information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets and other intellectual property, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the “Confidential Information”). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, Executive covenants and agrees as follows:

6.1No Disclosure or Use of Confidential Information. At no time shall Executive divulge, disclose, or otherwise use any Confidential Information (other than as Executive determines in good faith is reasonably necessary or appropriate to perform Executive’s duties under this Agreement and in furtherance of the Company’s best interests), unless and until such information is readily available in the public domain by reason other than Executive’s improper disclosure or use thereof in violation of the first clause of this Section 6.1. Executive acknowledges that Company is the owner of, and that Executive has no rights to, any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type, including any modifications or improvements to any work or other property developed, created or worked on by Executive during the Term of this Agreement.

6.2Return of Company Property, Records and Files. Upon the termination of Executive’s employment at any time and for any reason, or at any other time the Board may so reasonably direct, Executive shall promptly deliver to the Company’s offices all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Executive’s employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.

7.Noncompetition and Other Matters.

7.1Noncompetition. During the Term and, as applicable, for the two-year period immediately following the date of termination of Executive’s employment either (x) by the Company for Cause or (y) by Executive other than for Good Reason, Executive will not directly, or indirectly knowingly cause any other person on behalf of the Executive to, engage in

Competition with the Company or any of its subsidiaries in the Restricted Area (as defined below). “Competition” shall mean engaging in any activity for a Competitor of the Company or any of its subsidiaries, whether as a principal, agent, partner, officer, director, employee, independent contractor, investor, consultant or stockholder (except as a less than five percent (5%) shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean (a) Walgreens Boots Alliance (d/b/a Walgreens), (b) CVS Health Corporation and (c) any business that engages in the primary business of the Company or its subsidiaries as of Executive’s termination date. The “Restricted Area” means those states within the United States in which the Company, including its subsidiaries, conducts its business as of the termination date, including the District of Columbia and Puerto Rico.

7.2Noninterference. During the Term and for the two-year period immediately following the date of termination of Executive’s employment at any time and for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3Nonsolicitation. During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason. During the Restricted Period, Executive shall not hire, either directly or through any employee, agent or representative, any field and corporate management employee of the Company or any subsidiary or any such person who was employed by the Company or any subsidiary within 180 days of such hiring.

7.4Defend Trade Secrets Act; Whistleblower Protection. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. In addition, nothing in this Agreement prohibits Executive from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity including, but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress or any agency Inspector General, or otherwise participating, assisting or testifying in any proceeding or investigation by any such agency or entity; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including, but not limited to, any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs. Nothing in this Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct. This Section 7.4 will replace and supersede any provision of any plan, policy or agreement that is inconsistent with the terms hereof.

8.Rights and Remedies upon Breach.

If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

8.1Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2Accounting. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

8.4Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such modification or reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its modified or reduced form, such provision shall then be enforceable.

8.5Enforceability in Jurisdictions. Executive intends to and hereby confers jurisdiction to specifically enforce the Restrictive Covenants by issuing an injunction in aid of arbitration upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.6Extension of Restriction in the Event of Breach. In the event that Executive breaches any of the provisions set forth in this Section 8, the length of time of the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such provision.

9.No Violation of Third-Party Rights. Executive represents, warrants and covenants that Executive:

(i)will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third-party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)is not a party to any conflicting agreements with third parties, which will prevent Executive from fulfilling the terms of employment and the obligations of this Agreement;

(iii)does not have in Executive’s possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)agrees to respect any and all valid obligations which Executive may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to final and binding arbitration in the Commonwealth of Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect. The Company shall be responsible for any filing, administrative or arbitrator fees that exceed the amount it would cost to file a claim in a court of competent jurisdiction in the Commonwealth of Pennsylvania. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. Executive understands that by entering into this Agreement, Executive is waiving Executive’s rights to have a court determine Executive’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. Executive further understands that there is no intent herein to interfere with the Equal Employment Opportunity Commission’s right to enforce the laws it oversees or Executive’s right to file an administrative charge of employment discrimination or a similar state or local administrative agency.

11.Assignment.

Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign its rights and obligations hereunder, and Executive hereby consents to any such assignment, in whole or in part, (i) to any of the Company’s subsidiaries, affiliates, or parent corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

12.Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	Rite Aid Corporation 30 Hunter Lane Camp Hill, Pennsylvania 17011 Attention: General Counsel
If to Executive:	Matthew C. Schroeder, at Executive’s last address shown on the payroll records of the Company.

Any party may change such party’s address for notices by notice duly given pursuant hereto.

13.General.

13.1No Offset or Mitigation. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others whether in respect of claims made under this Agreement or otherwise. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether Executive obtains other employment.

13.2Governing Law. This Agreement is executed in Pennsylvania and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Any court action instituted by Executive relating in any way to this Agreement shall be filed exclusively in state or federal court in the Commonwealth of Pennsylvania and Executive consents to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company against Executive.

13.3Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to Executive’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between Executive and the Company and/or any subsidiary or affiliate, including, without limitation, the Prior Agreement.

13.4Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this

Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5Conflict with Other Agreements. Executive represents and warrants that neither Executive’s execution of this Agreement nor the full and complete performance of Executive’s obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and Executive’s heirs, executors and personal representatives.

13.7Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9No Assignment. The rights and benefits of Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of Executive in the event of insolvency or bankruptcy.

13.10Survival. This Agreement shall survive the termination of Executive’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12Counterparts. This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

14.Compliance with Code Section 409A.

(a)Interpretation: The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to 409A until Executive has incurred a “separation from service” from the Company within the meaning of 409A.

(b)Payment of Benefits: To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A, and is (a) payable upon Executive’s termination; (b) at a time when Executive is a “specified employee” as defined by 409A shall not be made until the first payroll date after the earliest of: (1) the expiration of the six (6) month period (the “Deferral Period”) measured from the date of Executive’s “separation from service” within the meaning of such term under 409A; or (2) the date of Executive’s death.

On the first payroll date after the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Executive or, if applicable, Executive’s beneficiary, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. This section shall not apply to any payment that meets the short term deferral exception to 409A or constitutes “separation pay” as described in Treasury Regulation Section 409A-l(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two (2) times (x) Executive’s annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(l7) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

For purposes of 409A, each payment and each installment described in this Agreement shall be considered a separate and distinct payment from each other payment or installment and to the extent required by 409A, a payment due upon termination of employment will only be paid upon Executive’s separation from service within the meaning of such term under 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)Reimbursements; Offsets: To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in kind benefits: (i) the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses or in-kind benefits available or paid in one (1) year shall not affect the amount available or paid in any subsequent year; and (iii) such payments shall be made on or before the last day of Executive’s taxable year in which the expense occurred. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of 409A be subject to offset by any other amount unless otherwise permitted by 409A.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

/s/ Thomas J. Sabatino

By:Thomas J. Sabatino

Its:	Executive Vice President & General Counsel

EXECUTIVE

/s/ Matthew C. Schroeder

Appendix A to Amended and Restated Employment Agreement

Date

Name
Address
City, State Zip

Re:Severance Agreement and General Release

Dear [Name]:

We are interested in resolving cooperatively your separation of employment with Rite Aid Corporation (the “Company”), which will take place on [DATE], (your “Separation Date”). Toward this end, we propose the following Severance Agreement, which includes a General Release.

Whereas, the Company has previously entered into an amended and restated employment agreement with you, dated [DATE] (the “Employment Agreement”), which contains among other things, certain provisions regarding severance compensation payable upon termination of your employment with the Company under certain circumstances. Other than what is expressly set forth herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Severance Agreement and General Release. However, you will not be eligible to receive the payments and benefits set forth in Paragraph 2 below unless you sign on or after the Separation Date and do not revoke this Severance Agreement and General Release, within the time period specified below.

You may consider for twenty-one (21) days whether you wish to sign this Severance Agreement and General Release starting on the Separation Date. Since this Severance Agreement and General Release (“Agreement”) is a legal document, you are advised to review it with an attorney prior to signing it.

1.General Terms of Termination. As noted above, whether or not you sign this Agreement:

(a)Your last day of employment with the Company is your Separation Date. You will be paid for all time worked up to and including your termination.

(b)You will be paid for earned but unused vacation days and any properly documented reasonable expenses incurred in connection with your employment through your Separation Date.

(c)Except as contemplated by the Employment Agreement, your eligibility to participate in all other group benefits except Company sponsored health insurance including medical dental, vision and prescription as an employee of the Company will end on the last day of the calendar month in which separation occurs.

(d)You acknowledge (i) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the Company with the receipt of a final paycheck, except as provided in this Agreement; (ii) you have reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or your family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) you have provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any of the Released Parties.

2.Separation Payment. Except with respect to the Accrued Benefits as defined in the Employment Agreement, if you sign this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below, and comply with the requirements of this Paragraph 2 (other than the Accrued Benefits), you will receive the compensation and benefits as contemplated by the Employment Agreement. You will not be eligible for the payment and benefits described in this Paragraph 2 unless: (i) you sign this Agreement no later than twenty-one (21) days after you receive it, promptly return the Agreement to the Company after you sign it, and do not timely revoke it; and (ii) you have returned all Company property and documents in accordance with Paragraph 15 below.

3.General Release. In consideration of the benefits provided by the Company, you personally and for your heirs, executors, administrators, successors and assigns, fully, finally and forever release and discharge the Company and its parents, subsidiaries, and affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (collectively, the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, (a) as a result of actions or omissions occurring through the date Employee signs this Agreement or (b) arising at any time under or relating to any agreements between you and any Releasee existing as of the Separation Date. Specifically included in this waiver and release are, among other things, any and all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Pennsylvania Human Relations Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge (the “Released Claims”). The above release does not waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) to the extent prohibited by law, as a whistleblower under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act, (iv) to interpret or enforce this Agreement, (v) that may arise after Employee signs this Agreement and (iv) which cannot be released by private agreement. Nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you waive the right to individual relief based on claims asserted in such a charge or complaint, except with the NLRB or anywhere else such a waiver is prohibited.

4.The parties agree and acknowledge that this Agreement and the considerations exchanged herein shall not constitute and shall not be interpreted as an admission on the part of the Company of a violation of any statute, law, or ordinance or of any other wrongdoing by the Company.

5.The parties further agree that this Agreement is in full, complete, and final settlement by you of any and all claims, actions, causes of action, damages, or costs against the Company resulting from or pertaining to the Released Claims, your employment with, treatment at, severance from, or separation of employment from the Company.

6.The parties agree that this Agreement shall supersede and replace any and all prior written or oral agreements previously entered into between them, which agreements shall be null and void and of no consequence, except that the parties agree that this paragraph does not apply to any agreements referenced in this Agreement or to any applicable confidentiality, noncompetition, noninterference, and/or nonsolicitation agreements.

7.The parties agree that the laws of the Commonwealth of Pennsylvania shall apply to the terms and conditions of this Agreement, and they consent to the exclusive jurisdiction of the Pennsylvania courts with respect to the enforcement of this Agreement.

8.You agree not to seek future employment with and waive any and all claims or rights to reemployment or reinstatement to your former position or any position within the Company or any of its affiliates.

9.You understand and agree that in the event any claim, suit, or action whatsoever shall be commenced by you, your heirs, executors, or administrators against the Company, based upon the Released Claims, this Agreement shall constitute a complete defense to any such claim, suit, or action.

10.Except as specifically set forth herein, you waive any common law and/or statutory right to recover attorneys’ fees and costs, if any.

11.It is intended that this Agreement, and all payments or income to you contemplated by it, comply with, or are exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. This Agreement shall be construed, administered, and governed in a manner consistent with this intent.

12.It is agreed that the terms and provisions of this Agreement are to remain strictly confidential and that any disclosure of the terms of this Agreement by you to any employee or former employee of the Company, or to any other person, other than your legal counsel, tax advisors, or your immediate family members is not permitted.

13.You agree that you will not make any disparaging statements, oral or written, regarding the Company to any person, firm or other entity. The Company agrees that members of its senior management team will not disparage you for so long as they remain members of such management team.

14.Regardless of whether you sign this Agreement, and as a condition of receiving the consideration set forth in Paragraph 2 above, you must return to your supervisor, retaining no copies, all Company property, including computers, wireless devices, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals, and you shall not retain any copies, duplicates, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format and are prohibited from using or disclosing confidential and/or proprietary information that you accrued in the course of your employment with the Company.

15.You agree to make yourself reasonably available at mutually agreeable times to reasonably cooperate with the Company with respect to any legal proceedings that the Company believes, in its sole discretion, may be in any way related to your employment with the Company. Such reasonable cooperation encompasses your assistance with matters preliminary to the investigation of any legal proceedings and assistance during and throughout any litigation or legal proceeding, including, but not limited to, participating in any fact-finding or investigation, speaking with the Company’s attorneys, testifying in depositions Upon submission of appropriate documentation, you shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering such cooperation, which shall not include any attorneys’ fees, testifying at hearings or at trial, and assisting with any post-litigation matter or appeal. Nothing in this paragraph should be construed as suggesting or implying in any way that you should testify untruthfully.

16.No provision of this Agreement shall be construed or enforced in a manner that would prevent Employee from testifying fully and truthfully under oath in any court, arbitration or administrative agency proceeding, or from filing a charge or providing complete and truthful information in the course of any government investigation. No provision of this Agreement shall be construed or enforced in a manner that would interfere with Employee’ s rights under the National Labor Relations Act, if any, to discuss or comment on terms and conditions of employment.

17.You are advised to consult with an attorney prior to signing this Agreement. You have 21 days from the Separation Date to consider whether to sign this Agreement (the “Consideration Period”). You must return this signed Agreement to the Company’s representative set forth below within the Consideration Period but not prior to the Separation Date. If you sign and return this Agreement before the end of the Consideration Period, it is because you freely chose to do so after carefully considering its terms. Additionally, you shall have seven (7) days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as you returned this Agreement. If the revocation period expires on a weekend or holiday, you will have until the end of the next business day to revoke. This Agreement will become effective on the eighth day after you sign this Agreement provided you do not revoke your consent to this Agreement prior to such day. Any modification or alteration of any terms of this Agreement by you voids this Agreement in its entirety. You agree with the Company that changes, whether material or immaterial, do not restart the commencement of the Consideration Period.

18.In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

19.No changes to this Agreement can be effective except by another written agreement signed by you and by the Company’s authorized representative.

20.You and the Company execute this Agreement voluntarily, with full knowledge of its significance, and you acknowledge that you have read and fully understand the meaning of this Agreement, intend to be legally bound by the Agreement, and that no inducement, duress, or coercion caused either party to enter into this understanding.

PLEASE READ CAREFULLY

1.THIS AGREEMENT CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. IT DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED;

2.YOU AGREE THAT YOU ARE WAIVING RIGHTS AND CLAIMS YOU MAY HAVE IN EXCHANGE FOR CONSIDERATION IN ADDITION TO THINGS OF VALUE TO WHICH YOU ARE ALREADY ENTITLED;

3.YOU UNDERSTAND THAT YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT;

4.YOU UNDERSTAND THAT YOU HAVE TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT;

5.YOU UNDERSTAND THAT YOU HAVE SEVEN (7) DAYS FOLLOWING YOUR EXECUTION OF THIS AGREEMENT TO REVOKE IT AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. REVOCATION MUST BE IN WRITING AND TIMELY DELIVERED TO: GENERAL COUNSEL AT THOMAS.SABATINO@RITEAID.COM.

In witness whereof, the parties hereto have executed this Agreement on the day and date indicated below.

RITE AID CORPORATION

By: Its:

Dated:

EXECUTIVE

Dated:

APPENDIX A TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is made and entered into by Matthew Schroeder (“Employee”) pursuant to Section 5.3 of the Amended and Restated Employment Agreement between Employee and Rite Aid Corporation (the “Company”), dated as of October 11, 2023 (the “Employment Agreement”).

1.Release.

(a)Employee hereby releases, discharges and forever acquits the Company, and its affiliates and subsidiaries and each of their past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Employee or Employee’s heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Employee signs this Release including, but not limited to (A) any such Claims relating in any way to Employee’s employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and Employee, including, without limitation, the Employment Agreement and any incentive compensation plan or equity plan with any Company Party; provided, however, that nothing in this release will release or impair any rights that cannot be waived under applicable law, rights to receive the Accrued Benefits and severance payments and benefits set forth on Section 5.3 of the Employment Agreement, any rights to vested benefits or any rights to indemnification (the “Excluded Claims”).

(b)Employee further acknowledges and agrees that, except with respect to the Excluded Claims and the payments and benefits set forth on Section 5.3 of the Employment Agreement, the Company Parties have fully satisfied any and all obligations whatsoever owed to Employee arising out of Employee’s employment with the Company or any other Company Party, and that no further payments or benefits are owed to Employee by the Company or any other Company Party.

2.Attorney Consultation; Voluntary Agreement. Employee acknowledges that (i) the Company has advised Employee to consult with an attorney of Employee’s own choosing before signing this Release, (ii) Employee has been given the opportunity to seek the advice of counsel, (iii) Employee has carefully read and fully understand all of the provisions of this Release, (iv) this Release specifically applies to any rights or claims Employee may have against the Company Parties pursuant to the ADEA, (v) Employee is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee is not otherwise entitled, including the severance payments and benefits set forth on Section 5.3 of the Employment Agreement, and (vi) Employee has the full power, capacity and authority to enter into this Release.

3.Review and Revocation Period.

(a)Employee has twenty-one (21) days following Employee’s receipt of this Release to review its terms and to reflect upon them and consider whether Employee wants to sign it, although Employee may sign it sooner; provided, however, that Employee may not sign this Release prior to the last day of Employee’s employment with the Company. Employee understands and agrees that Employee may consent to this Release by signing and returning this Release within the applicable time frame to General Counsel, Rite Aid Corporation by e-mail at [thomas.sabatino@riteaid.com].

(b)Employee may revoke Employee’s consent to, and the effectiveness of, this Release within the seven day period beginning on the date Employee executes this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and delivered to the Company before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c)In the event of such revocation by Employee, this Release shall be of no force or effect, and Employee will not have any rights and the Company will not have any obligations under Section 5.3 of the Employment Agreement. Provided that Employee does not revoke Employee’s consent to this Release within the Release Revocation Period, this Release shall become effective on the eighth (8th) calendar day after the date upon which Employee executes this Release (the “Release Effective Date”).

4.No Admissions. Nothing herein shall be deemed to constitute an admission of wrongdoing by Employee or any of the Company Parties. Neither this Release nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Release.

5.Entire Agreement. This Release sets forth the entire understanding of the parties on the subject hereof and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between Employee and the Company and/or any subsidiary or affiliate; provided, however, that any postemployment restrictive covenants and confidentiality obligations under the Employment Agreement shall remain in full force and effect in accordance with their terms.

* * *

A-2

IN WITNESS WHEREOF, Employee has signed this Release as of the date indicated below.

[NAME]

[NAME]

Date: